Exhibit 23.1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Mobile Presence Technologies, Inc. (a development stage company):

We hereby consent to the use in Post Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated January 8, 2009, relating to the balance sheets of Mobile Presence Technologies, Inc. (a development stage company) (the “Company”) as of September 30, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal year ended September 30, 2008, for the period from February 13, 2007 (inception) through September 30, 2007, and for the period from February 13, 2007 (inception) through September 30, 2008 which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
June 17, 2009